EXHIBIT 10.1

REDEMPTION, STOCK SALE AND RELEASE AGREEMENT

This Redemption, Stock Sale And Release Agreement (the “Agreement”) is dated as of the 2nd day of January, 2007, and is by and between Hydrogen Power, Inc. (f/k/a Equitex, Inc.), a Delaware corporation (“HPI”), and FastFunds Financial Corporation (f/k/a Seven Ventures, Inc.), a Nevada corporation (the ”FastFunds”).

INTRODUCTION

A.  On March 8, 2004, HPI (then known as Equitex, Inc.) entered into that certain Purchase Agreement (the “Initial Purchase Agreement”) with Pandora Select Partners, L.P. (“Pandora”) and Whitebox Hedged High Yield Partners, L.P. (“Whitebox” together with Pandora, the “Secured Parties”) by which the Secured Parties loaned HPI the aggregate sum of $5,000,000, which amount was then loaned by HPI on a secured basis to Chex Services, Inc. (“Chex”) for use in Chex’s business (the “Chex Loan”). In connection with the Initial Purchase Agreement, HPI, among other things, entered into a security agreement with the Secured Parties, pursuant to which it pledged 2,170,000 shares of Chex common stock to the Secured Parties.

B.  On June 7, 2004, HPI and Chex entered into an Agreement and Plan of Merger (the “Chex Merger”) with FastFunds (then known as Seven Ventures, Inc.) whereby Chex merged with a wholly-owned subsidiary of FastFunds, with Chex as the surviving corporation, and FastFunds became the beneficial owner of all of the capital stock of Chex. As a condition to the Secured Parties consenting to the Chex Merger and delivering the 2,170,000 shares of Chex common stock to FastFunds, FastFunds entered into a security agreement with the Secured Parties, pursuant to which it granted the Secured Parties a security interest in all of its assets.

C.  On September 15, 2005, HPI and the Secured Parties entered into a Purchase Agreement (the “Second Purchase Agreement”), pursuant to which the Secured Parties purchased two promissory notes in the aggregate sum of $1,500,000 and warrants to purchase shares of common stock of HPI in consideration for a $1,500,000 loan by the Secured Parties to HPI. In connection with the Second Purchase Agreement, HPI pledged all of its assets to the Secured Parties, including 7,700,000 shares of FastFunds common stock (the “HPI Security Interest”). Such indebtedness was guaranteed by Henry Fong pursuant to a guaranty dated September 15, 2005.

D.  On January 31, 2006, substantially all of the assets of Chex were sold to Game Financial Corporation pursuant to that certain Asset Purchase Agreement by and among FastFunds, Chex and Game Financial Corporation, dated December 22, 2005 (the “Chex Asset Sale”). The Secured Parties consented to the Chex Asset Sale and released their security interests in the applicable Chex assets. The Secured Parties, however, retained a security interest in the capital stock of Chex.

E.  In connection with the Chex Asset Sale, FastFunds issued to HPI 4,717,344 shares of FastFunds common stock in exchange for the conversion of the outstanding note issued by Chex to HPI in connection with the Chex Loan. As a result, HPI’s ownership in FastFunds increased from 7,700,000 shares to 12,417,344 shares.

F.  On March 14, 2006, FastFunds loaned $5,000,000 to HPI pursuant to a secured promissory note (the “FastFunds Note”; together with any and all other amounts owing to FastFunds by HPI, including without limitation any profit participation rights granted by HPI to FastFunds, the “FastFunds Debt Payable”) to satisfy the payment obligation of HPI under the Equitex Merger (as defined below). The FastFunds Note is due and payable on March 14, 2007. On the same date thereof, HPI, pursuant to an Agreement and Plan of Merger and Reorganization by and among HPI (then known as Equitex,

Inc.), EI Acquisition Corp. and Hydrogen Power, Inc. (then a privately-held Delaware corporation) through which Hydrogen Power, Inc. merged with and into EI Acquisition Corp., with EI Acquisition Corp. surviving the merger and remaining a wholly-owned subsidiary of HPI (the “Equitex Merger”).

G.  HPI desires to transfer to FastFunds, and FastFunds desires to accept from HPI, shares of common stock of FastFunds, Denaris Corporation (“Denaris”), Key Financial Systems, Inc. (“Key Financial”) and Nova Financial Systems, Inc. (“Nova Financial” together with Denaris and Key Financial, the “Other Subsidiaries”) held by HPI in consideration of FastFunds’ forgiveness and cancellation of the FastFunds Debt Payable and its payment of the Closing Payment, as defined below (the “Redemption”).

H.  In order to effectuate the Redemption and the purchase of capital stock of the Other Subsidiaries by FastFunds, the parties desire to enter into this Agreement to set forth their respective rights, obligations, duties and remedies pertaining to the Redemption and as to other matters relating to their prior relationship.

AGREEMENT

Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Redemption of FastFunds’ Common Stock. At Closing (as defined herein), FastFunds agrees to redeem an aggregate of 8,917,344 shares of its common stock held by HPI (the “Redeemed Shares”). At Closing, HPI agrees to sell, assign and transfer to FastFunds all of its rights, title to and interest in the Redeemed Shares free and clear of any and all liens, pledges, security interests, restrictions of transfer or encumbrances of any kind or nature.

2.  Transfer of Other Subsidiaries’ Common Stock. At Closing, HPI agrees to sell, assign and transfer to FastFunds, and FastFunds agrees to purchase from HPI, all of HPI’s rights, title to and interest in an aggregate of (i) 5,000,000 shares of Denaris common stock, (ii) 1,000 shares of Nova Financial common stock, and (iii) 2,000 shares of Key Financial common stock held by HPI (collectively, the “Other Subsidiaries’ Shares”), free and clear of any and all liens, pledges, security interests, restrictions of transfer or encumbrances of any kind or nature.

3.  Consideration for Redeemed Shares and Other Subsidiaries’ Shares. In consideration of the Redemption and its receipt of the Redeemed Shares and the Other Subsidiaries’ Shares as set forth in Sections 1 and 2, FastFunds shall cancel at Closing the FastFunds Debt Payable and release HPI from any and all payment and related obligations with respect to the FastFunds Debt Payable.

4.  Closing. All transactions contemplated by the Agreement, including the assignment of the Redeemed Shares and the Other Subsidiaries’ Shares and the Closing Payment, shall take place on and be effective as of January 2, 2007 or such other time as agreed by the parties (the “Closing”). The time and date on which the Closing occurs shall be referred to herein as the “Closing Date.” At the Closing, FastFunds will pay the Closing Payment to HPI pursuant Section 3, and HPI will deliver executed assignments separate from certificate, with respect to the Redeemed Shares and the Other

Subsidiaries’ Shares, in the forms attached hereto as Exhibits A, B, C and D, respectively. Promptly following the closing, HPI shall use its best efforts to deliver to FastFunds all of its stock certificates representing the Redeemed Shares and the Other Subsidiaries’ Shares, duly endorsed in blank for transfer on the books of FastFunds, Denaris, Key Financial and Nova Financial, and/or an affidavit of loss with respect to one or more certificates in form acceptable to FastFunds, in its sole discretion.

5.  Representations and Warranties of HPI. HPI hereby represents and warrants to FastFunds, as of the date hereof and as of the Closing Date, that:

(a)  HPI is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)  HPI is the record and beneficial owner of the Redeemed Shares and the Other Subsidiaries’ Shares free and clear of any and all encumbrances, except for the HPI Security Interest. Subject to the receipt of the executed Consent and Release of the Secured Parties (as required by Section 7(c)) and the assignment of the Redeemed Shares and the Other Subsidiaries’ Shares pursuant hereto, FastFunds will receive good and marketable title to the Redeemed Shares and the Other Subsidiaries’ Shares free and clear of all encumbrances.

(c)  Neither the execution and delivery of this Agreement nor the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture or other agreement or restriction of any kind or character to which HPI is bound.

(d)  HPI has obtained the approval of its Board of Directors to enter into this Agreement and the transactions contemplated hereby, and has the full legal power and authority to transfer the Redeemed Shares and the Other Subsidiaries’ Shares without obtaining the consent or approval of any other person, entity or governmental authority, except for the Secured Parties.

(e)  At Closing, HPI will deliver an executed assignment separate from certificate, with respect to the Redeemed Shares and the Other Subsidiaries’ Shares, in the form attached hereto as Exhibits A, B, C and D.

(f)  HPI has been represented in the preparation and negotiation of this Agreement and the transactions contemplated hereby by legal counsel, Maslon Edelman Borman & Brand, LLP, that is independent and separate from the legal counsel used by FastFunds for such purposes.

6.  Representations, Warranties and Covenants of FastFunds. FastFunds hereby represents, warrants and covenants to HPI, as of the date hereof and as of the Closing Date, that:

(a)  FastFunds is duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

(b)  Neither the execution and delivery of this Agreement nor the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture or other agreement or restriction of any kind or character to which FastFunds is bound.

(c)  FastFunds has full legal power and authority to redeem the Redeemed Shares and acquire the Other Subsidiaries’ Shares without obtaining the consent or approval of any person, entity or governmental authority, except for the authorization of its board of directors.

(d)  FastFunds has obtained the requisite approval and authorization from its board of directors to enter into this Agreement and to consummate the Redemption and the other transactions contemplated hereby.

(e)  FastFunds has been represented in the preparation and negotiation of this Agreement and the transactions contemplated hereby by legal counsel, David Schaper, that is independent and separate from the legal counsel used by HPI for such purposes.

(f)  From the date hereof to and including the Closing Date, FastFunds will not effect any changes in its capital structure without prior written consent of HPI, such prohibition to include, without limitation, except as expressly set forth herein, any action by FastFunds to, directly or indirectly (i) issue any shares of capital stock or securities exercisable or convertible into capital stock, (ii) purchase, redeem, retire or otherwise acquire for value any of its capital stock or other securities now or hereafter outstanding, return any capital to its stockholders, or distribute any of its assets to its stockholders or (ii) make any payment or declare any dividend on any of its capital stock or other securities.

7.  Conditions to the Obligations of Each Party. The respective obligations of HPI and FastFunds to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, unless waived in writing by all parties:

(a)  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(b)  No suit, investigation, action or other proceeding brought by a governmental entity shall be pending against HPI or FastFunds which, in the reasonable opinion of counsel for HPI or FastFunds, would be likely to restrain or prohibit any such party from consummating the transactions contemplated hereby or result in damages or other relief being obtained from such party, except where such suit, investigation, action or other proceeding is not likely to result in a material adverse effect to either HPI or FastFunds.

(c)  The parties shall have received the written consent and release of the Secured Parties substantially in the form attached hereto as Exhibit E.

8.  Conditions to the Obligations of HPI. The obligations of HPI to consummate the transactions contemplated by this Agreement are further subject to the satisfaction of the following conditions as of the Closing Date:

(a)  The representations, warranties and covenants set forth in Section 6 shall be true and correct in all material respects as of the Closing Date.

(b)  FastFunds shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

HPI may waive any condition specified in this Section 8 if it executes a writing so stating at or prior to Closing.

9.  Conditions to the Obligations of FastFunds. The obligations of FastFunds to consummate the transactions contemplated by this Agreement are further subject to the satisfaction of the following conditions as of the Closing Date:

(a)  The representations and warranties set forth in Section 5 shall be true and correct in all material respects as of the Closing Date.

(b)  HPI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

(c)  All actions to be taken by HPI in connection with consummation of the transactions contemplated hereby and all certificates and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to FastFunds.

FastFunds may waive any condition specified in this Section 9 if it executes a writing so stating at or prior to the closing.

10.  Voting Agreement. From the date hereof until such time that HPI and its affiliates beneficially hold less than ten percent (10%) of the outstanding equity or voting interest in FastFunds, with respect to any vote of the stockholders of FastFunds (except a vote directly relating to this Redemption Agreement, provided that, with respect to such a vote, HPI and its affiliates will not vote in favor of or otherwise support any attempt to undermine or avoid the consummation of the transaction contemplated herein or any of the terms and conditions set forth in this Agreement), HPI and its affiliates hereby agree to vote the Redeemed Shares (and any additional shares of capital stock of FastFunds held by HPI and its affiliates at such time) in the same manner and proportion as other stockholders of FastFunds vote their shares. HPI and its affiliates further agree to take any such further actions as are reasonably requested by FastFunds in order to effectuate the terms of this provision, including, if necessary, the execution and delivery of a proxy to vote such shares in the manner required. Successors and assigns of the Redeemed Shares (and any additional shares of capital stock of FastFunds held by HPI), including any assignee by foreclosure or other transfer, are not intended to be subject to the terms of this provision.

11.  Indemnification. HPI agrees to indemnify and hold harmless FastFunds from and against any and all loss, damage or liability (including, but not limited to, reasonable legal fees and costs) that FastFunds may incur or suffer by reason of, or which results, arises out of or is based upon (i) any breach of HPI’s representations, warranties or covenants contained in this Agreement, or (ii) the Initial Purchase Agreement, the Second Purchase Agreement or any other related agreement or debt instrument entered into by and between HPI and the Secured Parties prior to the date hereof. FastFunds agrees to indemnify and hold HPI harmless from and against any and all loss, damage or liability (including, but not limited to, reasonable legal fees and costs) that HPI may incur or suffer by reason of, or which results, arises out of or is based upon any breach of FastFunds’ representations, warranties or covenants contained in this Agreement.

12.  Mutual Release of Claims. In consideration of the benefits of this Agreement, and except as otherwise provided in this Agreement, FastFunds, on behalf of itself and its predecessors, successors and assigns, and HPI, on behalf of itself and its predecessors, successors and assigns (collectively, the “Releasing Parties”) do hereby absolutely and unconditionally release, waive and otherwise relinquish any and all claims, demands, actions, causes of action, suits, debts, dues, damages, judgments, obligations, liabilities, controversies, costs, expenses, attorneys’ fees, and executions whatsoever, whether known or unknown, asserted or unasserted, actual or potential, individual or joint, direct or indirect, fixed or contingent, in law, admiralty or equity, of every kind and nature whatsoever, which the Releasing Parties ever had, now have, or hereafter can, shall, or may have, or claim to have, against the other party, for, upon, or by reason of any matter, cause of action, or thing, whatsoever from the beginning of the world to the Closing Date, including without limitation, pursuant to the Initial Purchase Agreement, the Chex Merger, the Second Purchase Agreement, the Chex Asset Sale, the

FastFunds Note, the FastFunds Debt Payable and the Equitex Merger (collectively, the “Released Claims”). The Released Claims include, without limitation, any claims for breach of express or implied contract, breach of implied misrepresentation, negligence, negligent misrepresentation, breach of fiduciary duty, actual or constructive fraud, including, without limitation, common law fraud or fraud or manipulation asserted under any statutory theory under any federal or state law and including, without limitation, under any theory of primary, secondary or control person liability, estoppel, defamation, conspiracy, business or economic interference, violation of any federal or state securities law, rule or administrative regulation, violation of public policy and including for attorneys’ or other professional fees.

Except as expressly waived in this Agreement by Whitebox and Pandora, the terms of Section 11 and this Section 12 of this Agreement shall not be interpreted, and shall not be deemed, to affect any rights of Whitebox and Pandora with respect to HPI, FastFunds and their respective subsidiaries and assets, including their rights pursuant to the following agreements of Whitebox and Pandora: (i) the Initial Purchase Agreement; (ii) the Registration Rights Agreement dated March 8, 2004 with HPI; (iii) the Guaranty Agreement dated March 8, 2004 with FastFunds; (iv) the Assignment Agreement dated March 8, 2004 with HPI and FastFunds; (v) the Security Agreement dated June 4, 2004 with FastFunds; (vi) the Convertible Promissory Note dated March 8, 2004 in the face amount of $3,000,000 and payable to Pandora (issued as a replacement of a like note originally issued in March 2004); and (vii) the Convertible Promissory Note dated March 8, 2004 in the face amount of $2,000,000 and payable to Whitebox (issued as a replacement of a like note originally issued in March 2004). Accordingly, Section 11 shall not be interpreted to impose any indemnification obligation upon either HPI or FastFunds, and Section 12 shall not be interpreted to release any claims as between HPI and FastFunds, to the extent that it would adversely affect the rights of Pandora or Whitebox (either before or after any foreclosure upon HPI or FastFunds assets) as against either HPI or FastFunds existing prior to the execution of this Agreement.

13.  HPI Resale Registration. HPI shall use its best efforts to file with the Securities and Exchange Commission (the “SEC”) a registration statement covering the resale of the 1,200,000 shares of HPI common stock currently held by FastFunds (the “HPI Resale Shares”) within 180 days after Closing and use its best efforts to cause such registration statement to be declared effective after the filing the registration statement. HPI will keep such registration statement effective for one year following the date initially declared effective by the SEC. HPI shall bear all expenses incurred in connection with the filing and obtaining effectiveness of the registration statement. HPI may require persons who sell HPI Resale Shares to furnish to HPI such information regarding such person and the distribution proposed by such person as HPI may reasonably request in writing or as shall be required in connection with the registration. HPI may require persons who sell HPI Resale Shares pursuant to the registration statement to suspend such sales for such reasonable periods of time as HPI may require, acting in a reasonable manner, using best efforts to effect any required amendment to such registration statement or supplement to the prospectus included in the registration statement.

14.  FastFunds Resale Registration. FastFunds shall use its best efforts to file with the SEC a registration statement covering the covering the resale of the 3,500,000 shares of FastFunds common stock held by HPI immediately following the closing (the “FastFunds Resale Shares”) within 180 days after Closing and use its best efforts to cause such registration statement to be declared effective after the filing the registration statement. FastFunds will keep such registration statement effective for one year following the date initially declared effective by the SEC. FastFunds shall bear all expenses incurred in connection with the filing and obtaining effectiveness of the registration statement. FastFunds may require persons who sell FastFunds Resale Shares to furnish to FastFunds such information regarding such person and the distribution proposed by such person as FastFunds may reasonably request in writing or as shall be required in connection with the registration. FastFunds may require persons who sell FastFunds Resale Shares pursuant to the registration statement to suspend such sales for such reasonable periods of time as FastFunds may require, acting in a reasonable manner, using best efforts to effect any required amendment to such registration statement or supplement to the prospectus included in the registration statement.

15.  Tax Covenants.

(a)  Expected Tax Effects. The parties, for themselves and on behalf of their current and future wholly-owned subsidiaries, agree to the terms of this Section 15 and further acknowledge and intend that:

(i)  As of the close of business on the Closing Date, HPI will cease to be a member of the Pre-Closing Affiliated Group that has been filing consolidated federal income Tax Returns.

(ii)  For 2006 and Taxable Years ending after the Closing Date, FastFunds will continue to be entitled to the Tax benefit of its use of the 2006 federal consolidated net operating loss of the Pre-Closing Affiliated Group, to offset its substantial net income realized during 2006, to the extent that such Tax benefit is allowed under Sections 172 and 1502 of the Code.

(iii)  Except as otherwise provided in the preceding paragraph, HPI will be entitled to any remaining portion of the pre-Closing federal consolidated net operating loss of the Pre-Closing Affiliated Group that is attributable to Pre-Closing Taxable Years of HPI pursuant to the Treasury Regulations issued under Code Section 1502.

(iv)  FastFunds and the Other Subsidiaries will become the Post-Closing Affiliated Group entitled to any remaining portion of the pre-Closing federal consolidated net operating loss of the Pre-Closing Affiliated Group that is attributable to their respective Pre-Closing Taxable Years.

(b)  Tax-Related Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

“Affiliated Group” means an affiliated group of corporations within the meaning of Code Section 1504(a) (and without regard to the exclusions contained in Code Section 1504(b)) for the Taxable Period or, for purposes of any state, foreign or local Income Tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the jurisdiction in question.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Post-Closing Affiliated Group” means FastFunds, the Other Subsidiaries, any other corporations that become members of that Affiliated Group after the Closing, and any of their respective successors that retain their respective Tax attributes.

“Post-Closing Taxable Year” means a Taxable Year that begins after the Closing Date.

“Pre-Closing Affiliated Group” means HPI, FastFunds and each of the Other Subsidiaries, to the extent that such corporation was a member of HPI’s Affiliated Group during any Pre-Closing Taxable Year; and any of their respective successors that retain their Taxable attributes. To the extent applicable to any state income Tax matters, the “Pre-Closing Affiliated Group” shall also include all corporations joining, or whose income is reported, in the filing of a consolidated, combined or unitary income Tax Return for the state in question.

“Pre-Closing Taxable Year” means a Taxable Year that ends on or before the Closing Date.

“Straddle Year” means any Taxable Year (of any member or members of the Pre-Closing Affiliated Group) that begins before the Closing Date and ends after the Closing Date.

“Tax” (and with the corresponding meaning “Taxes” and “Taxable”) shall include (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing authority (domestic or foreign); and (ii) any liability for the payment of any amount of the type described in clause (i) of this paragraph as a result of being a member of a consolidated, affiliated, combined or unitary group.

“Tax Returns” (and with the corresponding meaning “Tax Return”) shall include all Tax Returns, declarations, elections, reports and information Tax Returns and statements required to be filed or sent by or relating to any member or members of the Pre-Closing Affiliated Group and relating to any Taxes with respect to any income, payroll, properties or operations of any of those members.

“Taxable Year” means a Taxable year (which may be shorter than a full calendar or fiscal year), year of assessment or similar period with respect to which any Tax may be imposed.

(c)  Separate Tax Returns to be Filed by Each Corporation. Each member of the Pre-Closing Affiliated Group shall be responsible for preparing and filing all Tax Returns that are required to be filed by that member before or after the Closing Date and are not filed on a consolidated, combined or unitary basis; and that member shall make (or cause to be made) any required Tax payments due with respect to such Tax Returns. Any of those Tax Returns filed for a Pre-Closing Taxable Year or Straddle Year must report the operations of that member in a manner consistent with its past practice. Any Tax Refund received by any such member with respect to its own separate Tax liability, as determined with respect to a Tax Return filed under this paragraph, shall be retained by that member and, if another member of the Pre-Closing Affiliated Group actually receives such Tax refund, such other member shall remit the amount of the Tax Refund to the member entitled to retain it.

(d)  Group Tax Returns to be Filed by HPI. HPI shall be responsible for preparing and filing all Tax Returns required to be filed before or after the Closing Date for members of the Pre-Closing Affiliated Group, to the extent those Tax Returns (i) are filed on a consolidated, combined or unitary basis that includes HPI and at least one other such member, and (ii) relate to a Pre-Closing Taxable Year or Straddle Year; and HPI and each other such member included in each of those Tax Returns shall make (or cause to be made) its allocable share of any required Tax payments due with respect to such Tax Returns. Such Tax Returns will report the income and operations of the Pre-Closing Affiliated Group in a manner consistent with past practice. HPI shall be entitled to any refunds of Taxes received with respect to any Tax Return filed under this paragraph; provided, however, that any portion of such Tax refund that is allocable or attributable to any other member of the Pre-Closing Affiliated Group, because it was included in the Tax Return on which the Tax refund is based, shall belong to such other member, but if any amount of any such Tax refund belonging to any member of the Pre-Closing Affiliated Group is later determined to be repayable to the appropriate Tax authority, the member that ultimately received such amount shall repay it to the Tax authority (with any required interest) or, if applicable, reimburse HPI for any such repayment and any required interest.

(e)  Group Tax Returns to be Filed by FastFunds. FastFunds shall be responsible for preparing and filing all Tax Returns required to be filed before or after the Closing Date for members of the Pre-Closing Affiliated Group, to the extent those Tax Returns are (i) filed on a consolidated, combined or unitary basis including FastFunds and at least one other corporation other than HPI; and (ii) relate to a Pre-Closing Taxable Year, Straddle Year or Post-Closing Taxable Year; and FastFunds and each other corporation included in each of those Tax Returns shall make (or cause to be made) its allocable share of any required Tax payments due with respect to such Tax Returns. FastFunds or, if applicable, one or more of the Other Subsidiaries shall be entitled to any refunds of Taxes received with respect to any Tax Return filed under this paragraph; provided, however, that any portion of such Tax refund that is allocable or attributable to HPI, because it was included in the Tax Return on which the Tax refund is based, shall belong to HPI, but if any amount of any Tax refund belonging to any member of the Pre-Closing Affiliated Group is later determined to be repayable to the appropriate Tax authority, the member that ultimately received such amount shall repay it to the Tax authority (with any required interest) or, if applicable, reimburse FastFunds for any such repayment and any required interest.

(f)  Allocations of Tax Liability. Whenever it is necessary, for purposes of this Agreement, to determine the Tax liability of a corporation, or its entitlement to a Tax refund, for a Taxable period consisting of a portion of a Straddle Year before or after the Closing, or a shortened Taxable Year of HPI ending on the Closing Date or beginning on the following date (a “Partial Taxable Year”), the determination shall be made (i) in the case of Taxes that are not based on income or gross receipts (e.g., property taxes), by apportioning such Taxes on a per diem basis; and (ii) in the case of Taxes based on income, payroll or on gross receipts, by apportioning the total Tax liability for such Partial Taxable Year on the assumption that it ended as of the close of business on the Closing Date, with income (or other applicable measure) apportioned as provided in Treasury Regulations Section 1.1502-76(b); provided, however, that any deferred gain or loss on deferred intercompany transactions that must be restored to income by any member of the Pre-Closing Affiliated Group by reason of the transactions contemplated by this Agreement (or any analogous state, local or foreign Tax effects) shall be allocated entirely to the period ending with the Closing Date. The principles of that section of the Treasury Regulations shall also be used to determine the allocable share of a corporation’s Tax liability or any Tax refund based on a Tax Return filed on a consolidated, combined or unitary basis.

(g)  Carry Back of Losses and Similar Items. In the event that there is (i) a carry back of losses, credits or similar items (including, without limitation, net operating losses, capital losses and unused business, foreign and other Tax credits) that is attributable to a Post-Closing Taxable Year of HPI or any member of the Post-Closing Affiliated Group; (ii) such carry back is to a consolidated, combined or unitary Tax Return of any members of the Pre-Closing Affiliated Group for a Pre-Closing Taxable Year or Straddle Year; and (iii) as a result of such carry back, any member of the Pre-Closing Affiliated Group becomes entitled to and receives a refund of any Taxes that another such member paid for a Pre-Closing Taxable Year or Straddle Year, or any member of the Pre-Closing Affiliated Group benefits from a credit of Taxes for such a period (through the reduction of either Taxes previously paid by another member of the Pre-Closing Affiliated Group or its then-current Tax liability), then the member receiving such Tax refund or credit shall promptly pay, to the other member that paid the original Tax or benefited from the original Tax credit, the amount of such Tax refund or credit together with any interest thereon received by the member that received the Tax refund or credit. At the request of any other member of the Pre-Closing Affiliated Group, HPI (as the common parent of the Pre-Closing Affiliated Group) agrees to prepare and file on their behalf any claims for refund of federal income Taxes allocable or attributable to them (and HPI, if applicable) with respect to any Pre-Closing Taxable Year, pursuant to HPI’s authority under Treasury Regulations Section 1.1502-77; and each member of the Pre-Closing Affiliated Group shall provide the information necessary for HPI to prepare and file a tentative carry back adjustment under Treasury Regulations Sections 1.1502-78(a) (and to take similar action as to any states in which HPI was filing consolidated, combined or unitary Tax Returns for Pre-Closing Taxable Year or Straddle Year), and the requesting party shall reimburse HPI for any reasonable out-of-pocket costs arising therefrom.

(h)  Examination of Tax Returns. Each member of the Pre-Closing Affiliated Group that is or was responsible under this Section for filing a Tax Return for any Taxable Year (a “Filing Member”) shall also be responsible for handling all Tax matters related to that Tax Return, including but not limited to dealing with and resolving issues raised in an audit or other examination; provided, however, that (i) the Filing Member shall notify in writing any other member of Pre-Closing Affiliated Group, whose Tax liability for any Pre-Closing Taxable Year or Straddle Year is reasonably likely to be affected by a change in any such Tax Return (an “Affected Member”), within thirty (30) days after the commencement of any audit or other examination by, or dispute with, any Tax authority with respect to such Tax Return, whether it relates to a Pre-Closing Taxable Year, Straddle Year or Post-Closing Taxable Year; (ii) each Affected Member’s authorized representative(s) shall be allowed to participate therein; (iii) and the Filing Member shall not settle any such dispute without the written consent of each Affected Member, which shall not be unreasonably withheld or delayed, unless the Filing Member then agrees in writing to indemnify each such Affected Member for any increase in Tax liability (whether such increase in Tax liability occurs prior to, contemporaneously with or in a year after the year in which the relevant activities occur) that results from the Filing Member’s activities under this paragraph; and (iv) the Filing Member shall remit to each Affected Member its allocable share of any Tax refund or other Tax benefit realized by the Filing Member from its activities under this paragraph, but only at the time and to the extent such Tax refund is actually received or any such Tax benefit is actually realized.

(i)  Cooperation. HPI and FastFunds shall, and each shall, as applicable, cause its subsidiaries and affiliates to, use its best efforts to provide each other with such assistance as may reasonably be requested by any of them in connection with Tax matters, including providing information with respect to the preparation of any Tax Return or other document required to be filed with any Tax authority, any audit or other examination by any Tax authority, any judicial or administrative proceeding or dispute relating to liability for Taxes arising under this Section 15; and each shall retain and provide to the other reasonable access to such records and other information as may be relevant to such Tax Return, audit, examination, proceeding or determination; provided, however, that a party shall be entitled to be reimbursed by the other party for its out-of- pocket costs in complying with the provisions of this paragraph with respect to Taxable Years for which the Tax Returns are to be filed, unless both parties (including their subsidiaries) are liable for the related Taxes or would benefit from a Tax refund or other reduction in Tax liability, in which case the parties’ reasonable out-of-pocket costs will be shared in proportion to their Tax liability or Tax benefit, as the case may be.

(j)  Survival. Notwithstanding any other provision herein, the provisions of this Section 15 shall survive the Closing until the expiration of each applicable Tax statute of limitations, including extensions thereof.

(k)  Exclusive Agreement. The parties hereby agree to terminate any existing Tax sharing agreement between or among members of the Pre-Closing Affiliated Group. This Section 15 sets forth the exclusive and entire agreement of the parties relating to (i) sharing liabilities for Taxes, (ii) division of refunds of Taxes, (iii) control of proceedings relating to Taxes and (iv) filing of Tax Returns.

16.  General Provisions. This Agreement sets forth the parties’ final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts-of-law principles thereof) applicable to contracts made and to be performed within such State. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

This Agreement may be modified or amended only by an instrument in writing signed by the parties hereto. No delay or failure on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; however, it may not be assigned without the prior express written consent of the other party. For the convenience of the parties and to facilitate the execution of this Agreement, this Agreement may be executed in counterparts and each such executed counterpart shall be deemed an original instrument. This Agreement may be executed and delivered by one or more of the parties by facsimile or electronically transmitted signature and the parties agree that the reproduction of signatures by way of facsimile or a computer device will be treated as though such reproductions were executed originals.

Signature Page Follows

In Witness Whereof, the parties have executed this Redemption and Release Agreement to be effective as of the date first written above.

FastFunds Financial Corporation

By /s/ Barry S. Hollander
Its Chief Executive Officer

Hydrogen Power, Inc.

By /s/ Henry Fong
Its Chief Executive Officer

Signature Page - Redemption and Release Agreement